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                                                                   EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY

CyberCash India Private Limited, a corporation organized under the laws of India Reston Parkway I, Inc., a Delaware corporation
Reston Parkway II, Inc., a Delaware corporation
CyberCash International C.V., a limited partnership organized under the laws of the Netherlands
CyberCash Europe B.V., a corporation organized under the laws of the Netherlands

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